EXHIBIT 10.14

ANAEROBIC DIGESTER BIOGAS FACILITIES

LEASE AGREEMENT

THIS ANAEROBIC DIGESTER BIOGAS FACILITIES LEASE AGREEMENT (hereinafter "Lease" or "Agreement") is made and entered into this 13th day of October, 2006, by and between S & R MILLING, LLC, an Idaho  limited liability company (hereinafter referred to as "Lessor") affiliated with West Point Farms ("Dairy") and INTREPID TECHNOLOGY AND RESOURCES BIOGAS, LLC, an Idaho limited liability company (hereinafter referred to as "Lessee"), a wholly-owned subsidiary of Intrepid Technology and Resources, Inc. ("Intrepid").  The parties hereto shall, individually, be a "Party" and, collectively, the "Parties."

RECITALS

WHEREAS, Lessor owns that certain parcel of land located in Gooding County at 3310 South, 1600 East, Wendell, Idaho 83355, more particularly described in EXHIBIT A.

This parcel of land is hereinafter referred to as the "Subject Property."

WHEREAS, Lessor's affiliate, West Point Farms, owns and operates a dairy operation on the Subject Property (the "Dairy Operations") that produces large quantities of animal waste that must be handled and disposed of;

WHEREAS, Lessee is in the business of providing technology, design, and engineering for Anaerobic Digester-based BioGas and Digested Fiber production facilities and in building, owning and operating such facilities for the purpose of producing and selling BioGas to a gas distribution utility ("Utility") or third parties and producing Digested Fiber for sale to third parties and/or provision to the Lessor;

WHEREAS, Lessee desires to install and locate the Facilities on the Subject Property to meet its desire to produce BioGas and Digested Fiber while meeting Lessor's desire to dispose, process, treat, and handle Manure from the Dairy Operations and provide a basis for supplying bedding for such Dairy Operations;

WHEREAS, Lessor desires Lessee to locate its Facilities on the Subject Property in order to treat Manure and provide bedding to Lessor for Dairy in exchange for Lessee's performance of its obligations and conditions stated; and

WHEREAS, as part of the mutual consideration for this Lease, Lessee and Dairy shall execute contemporaneously herewith an Anaerobic Digester Biogas Facilities Supply and Operations Agreement (“Digester Agreement”) to fully effectuate the purposes of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Grant of Lease. Lessor does hereby lease and demise to Lessee the Subject Property.  The effectiveness of this Agreement is contingent upon the prior written approval of any and all present mortgagees, copies of which are attached hereto as Exhibit C and made a part hereof.

Lessee accepts the condition of the Property to be occupied by Lessee as is; provided, however, that Lessor warrants that Lessor is the fee owner of the Subject Property and that there is no other entity holding any interest in the Subject Property other than Lessor.   Furthermore, Lessor hereby extends to Lessee a warranty of quiet enjoyment for the Subject Property for the Term of this Lease, as defined below.  Lessor further covenants that there is no existing lease, whether written or oral on the portion of the Subject Property to be occupied by Lessee and that there are no other lessees currently occupying such portion of the Subject Property.

2.

Term of Lease. The term of this Lease shall commence on the date first set forth above and shall extend for a period of twenty (20) years therefrom.  The Term of this Lease shall coincide with the Term of the Digester Agreement, which is being signed contemporaneously herewith, except that in the event the Digester Agreement is subject to early termination, Intrepid shall have an additional period of ninety (90) days following the termination of the Digester Agreement and this Lease in which to remove the Facilities from the Subject Property pursuant to the terms and conditions of the Digester Agreement and this Lease.

3.

Consideration for Lease. The consideration for this Lease shall be entering into the Digester Agreement and other good and valuable consideration, including, but not limited to, the construction of buildings and improvements on the Subject Property.  Lessee will not be liable for any rental payment in relation to the Subject Property, other than the payments for taxes and utilities stated in Sections 4 and 5 herein.

4.

Taxes. Lessee shall be obligated to pay any property taxes allocable to the Subject Property or the Facilities and assessed during the Term of this Lease. If Lessor requires reimbursement for any property taxes reasonably allocable to the Subject Property, Lessor shall, subject to Section 4(b) of this Lease, invoice Lessee for such property taxes, and Lessee will pay the amount of property taxes properly allocated to the Subject Property within thirty (30) days of the date of the invoice. The invoice shall include a copy of the property tax notice or assessment upon which the invoice is based. The Parties anticipate that such property taxes allocable to the Subject Property shall be confined to Lessee's pro rata share of the Lessor's overall tax bill on an acreage basis, plus any adder established by the appropriate taxing authority for the Facilities.

a.

As a condition precedent to Lessee's obligation to pay any property taxes allocable to the Subject Property or the Facilities, Lessor must provide Lessee notice and copies of any tax notices or assessment information received in relation to the Subject Property and the Facilities, within five (5) days of receipt of such notices. Lessor will provide this information sufficiently in advance in order to allow Lessee an opportunity to contest, question, or challenge any assessments or valuations of the Subject Property or the Facilities within the time limits required by law and county requirement.

b.

Lessee and Lessor shall work in good faith to arrange for Lessee to receive notice of all taxes allocable to Lessee under this Section directly from any appropriate taxing authority, in order to provide Lessee with sufficient advance notice and authority to challenge any tax assessment in accordance with the terms of this Lease.

5.

Utilities and Water. Lessee shall be responsible and pay for all utilities, including heat, light, and electricity associated with any operations of Lessee on the Subject Property or of the Facilities. Lessee, to the extent possible, shall place all utilities associated with any operations of Lessee in its name, and, to the extent possible, receive all invoices and notices directly from the utility providers.  Lessee shall cause separate meters to be installed on the Subject Property to record and account for Lessee's utility use. Lessor shall make potable water in sufficient quantities for the construction and operation of the Facilities available to Lessee.  Lessee anticipates that such quantities of water will be approximately 1,800 gallons per day.

6.

Use and Care of Premises.

a.

Use of Premises. Lessee shall use and occupy the Subject Property throughout the term hereof solely for the purposes associated with the construction and operation of the Facilities and to carry out the terms of the Digester Agreement. Lessee shall not use or allow the Subject Property to be used for any purpose other than those contemplated by the Digester Agreement.

b.

Compliance with Laws and Regulations. Lessee shall comply with all laws and regulations of the federal, state, county, and municipal authorities applicable to the business and all activities to be conducted by the Lessee on the Subject

Property and in relation to the Facilities.  Lessee shall be responsible for obtaining any necessary zoning, building, or operating permits, licenses, or other documentation required under federal, state, county, and municipal law prior to the start of construction of the Facilities.  Lessor shall cooperate with Lessee in the execution and application of any such permits.

c.

Maintenance and Repair. Lessee agrees to keep the Subject Property and the Facilities clean and free of litter and garbage at all times. Lessor shall not be required to make any repairs, alterations, or improvements to or upon the Subject Property or the Facilities unless the same is necessitated by an act or omission of Lessor. Lessee agrees to take good care of the Subject Property and of the Facilities and to perform all maintenance and repairs in a workmanlike manner.

d.

Access.  Lessee shall have the right to traverse the Subject Property to access Lessee's Facilities, provided that Lessee does not interfere with or disturb the Dairy Operations, as more specifically provided in the Digester Agreement.

e.

Gathering Pipes.  Lessee shall have the right to install one or more gathering pipes above and below grade, for the purpose of carrying BioGas from the Anaerobic Digesters to the boundary between the Subject Property and a state or municipal road adjoining the Subject Property.  Lessee shall consult with Lessor on the location of such pipes, which such location shall not interfere with the  Dairy Operations.

7.

Surrender of Property. At the termination of this Lease, Lessee shall quit and surrender the Subject Property in good, neat, clean and sanitary condition, except for damage not caused by any act or omission by Lessee, its employees, agents, invitees or licensees, subject to the following:

a.

Lessee agrees to restore any damage caused by its occupancy of the Subject Property and, except for normal wear and tear, return the property to Lessor in as good a condition as existed at the beginning of this Lease, except that Lessee shall have the right to leave any concrete pads on the Subject Property used for the Facilities, without any damage or liability for such concrete pads.

b.

Lessee shall have the right to remove any personal property or equipment on the Subject Property. Lessee and Lessor agree that all equipment and vessels relating to the Facilities shall be considered personal property, and that Lessee shall have the right to remove such equipment and vessels from the Subject Property. The equipment and vessels relating to the Facilities that shall be considered personal property and not fixtures to the real property include but are not limited to the equipment and vessels listed on the "List of Personal Property" attached as Exhibit B hereto.

c.

Subject to the provisions of Section 2 hereof, if Lessee shall fail to remove any of its personal property of any nature whatsoever from the Subject Property at the termination of this Lease, Lessor may, at its option, remove and store said personal property without liability for the loss thereof or damage thereto, such storage to be for the account and at the expense of Lessee.

8.

Assignment and Subletting.  Each Party respectively binds itself, and, as may be applicable, its successors and assigns to the other Party hereto and to the successors and assigns of such other Party in respect to covenants, agreements and obligations contained in this Lease.  Except as may be specifically provided in this Lease, neither Party shall assign this Lease in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld.  If either Party attempts to make such an assignment without such consent, that Party shall be in breach of this Agreement and shall, notwithstanding such assignment, remain legally responsible for all its obligations and liabilities under this Agreement.  Notwithstanding the foregoing, Lessee may assign this Lease for the purposes of financing its obligations under the Digester Agreement and this Lease.

9.

Subordination. This Lease, at Lessor's option, shall be subordinate to any mortgage or deed of trust, or any other hypothecation or security now or hereafter placed upon the Subject Property and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Lessee's right to quiet possession of the Subject Property shall not be disturbed if Lessee is not in default beyond the expiration of any applicable cure period and so long as Lessee shall be in conformance with all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.   Any such subordination of this Lease as a condition precedent to any such subordination shall require a non-disturbance agreement, in a form to be approved by Lessee, such approval not to be unreasonably withheld or delayed, signed by Lessor's lender or other third party to whose interest this Lease will be subordinated.  The provisions of this Section 9 are subject to the terms of the Ground Lease Estoppel Certificate, Nondisturbance, Attornment and Consent Agreement (the “Estoppel Certificate”).

10.

Eminent Domain. If the Subject Property or any portion thereof that materially affects either Party's performance of this Lease shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease and the obligations of the Parties shall terminate as to that portion thereof of the Subject Property so appropriated as of the date possession is delivered to that authority, and all rights or claims for damages occasioned by such action shall belong exclusively to Lessor, subject only to Lessor's paying to Lessee any portion of any condemnation award received by any such condemning authority that relates to the Facilities.

11.

Inspection by Lessor. Lessee will permit Lessor and its agents to enter into and upon the Subject Property at all reasonable times for the purpose of inspecting the same.

12.

Liens. Lessee shall keep the Subject Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by Lessee.  Lessor understands and accepts that Lessee is procuring bond financing for the construction and operation of the Facilities that will necessitate a security interest in the Facilities and their output and a leasehold mortgage security interest referenced in paragraph 15 below.  In the event that the Subject Property should become subject to any liens on the work performed or materials furnished, Lessee promptly discharge such liens and shall indemnify and hold Lessor harmless against the same.  If Lessee discovers any such liens, Lessee shall move promptly to remove such liens as soon as is practicable.  Failure to remove promptly such liens shall be deemed a material breach of this Lease.

13.

Resolution of Disputes.  In the event of a dispute, controversy or claim under this Lease, the Party adversely affected or aggrieved shall provide the accused Party of a notice of dispute, controversy or claim (“Notice of Dispute”).  The Party providing Notice of Dispute shall serve such Notice of Dispute in accordance with paragraph 14 below.  The Party accused of breach of this Lease or conduct giving rise to the dispute, controversy or claim shall have fifteen (15) business days to engage the aggrieved Party in good faith negotiations to resolve the dispute, controversy or claim.  If the Parties are unable to resolve their differences during this fifteen (15) business day period,  provided the breach has not otherwise been cured within the time period afforded by the Estoppel Certificate, the aggrieved Party shall be entitled to exercise its right to pursue all available remedies under this Lease and the laws of the State of Idaho, and the Parties shall proceed to non-binding mediation.  The Parties agree to make a diligent, good faith attempt to resolve any dispute, controversy or claim arising out of or relating to this Lease, or alleged breach thereof, through non-binding mediation prior to seeking arbitration hereunder.  Any dispute, controversy, claim or alleged breach not resolved through such mediation within thirty (30) days of one Party's written demand to the other Party to participate in non-binding mediation will be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This section of this Lease constitutes a written agreement between Lessee and Lessor to submit to arbitration any controversy hereafter arising between Lessee and Lessor, and is valid, binding, enforceable, and irrevocable pursuant to the terms of Idaho Code § 7-901.

a.

The costs of the mediation and/or arbitration, excluding the Parties' own costs and attorneys' fees, shall be shared equally among Lessee and Lessor.

b.

Unless otherwise agreed in writing, Lessor and Lessee shall continue to perform their respective obligations hereunder during any dispute resolution by the Parties in accordance with this section.

c.

Mediation sessions and arbitration hearings, unless the Parties agree otherwise, will be held in Jerome, Idaho.

14.

Notices. Every notice required or permitted in this Agreement must be in writing and shall be deemed to have been duly given when delivered by hand or when received by national overnight courier or by facsimile, to the Parties' addresses as set forth below:

If to Lessor:

Edwin Southfield

S & R MILLING, LLC

3310 South, 1600 East

Wendell, Idaho 83355

(208) 536-5414 (tel)

(208) 536-5409 (fax)

If to Lessee:

Dennis Keiser

INTREPID TECHNOLOGY AND RESOURCES BIOGAS, LLC

501 West Broadway

Suite 200

Idaho Falls, Idaho 83402

(208) 529-5337 (tel)

(208) 529-1014 (fax)

15.

Leasehold Mortgages.

a.

If Lessee mortgages or provides a deed of trust encumbering its leasehold estate (a “Mortgage”), the Lessee shall notify Lessor in the manner provided for the giving of notice, of the execution of such Mortgage and name the place for service of notice upon the mortgagees, beneficiaries or holders of indebtedness (the “Leasehold Mortgagee”).  In such event, Lessor agrees, subject to the provisions of the Estoppel Certificate, for the benefit of such mortgagees or holders of indebtedness:

(i)

That Lessor will give to Leasehold Mortgagee simultaneously with service on Lessee, a duplicate of any and all default notices given by Lessor to  Lessee.  Such notices shall be given in the manner and be subject to the terms of the notice provisions of this Lease.

(ii)

That such Leasehold Mortgagee shall have the privilege of performing any of

Lessee’s covenants under this Lease of curing any default of Lessee or of   exercising any election option or privilege conferred upon Lessee by the terms of   this Lease.

(iii)

That Lessor shall not terminate this Lease for any default of Lessee if, within a

      period of thirty (30) days after the expiration of the period of time within which         Lessee might cure such default under the provisions of this Lease, provided the         Leasehold Mortgagee has received notice of default, and the Leasehold           Mortgagee commences to eliminate the cause of such default and proceeds         diligently and with reasonable dispatch to so cure.

(iv)

That no rights, privilege or option to cancel or terminate this Lease, available to

    Lessee,   shall be deemed to have been exercised effectively unless joined in by       the Leasehold Mortgagee.

(v)

That no liability for  the payment of rental or the performance of any of

    Lessee’s covenants and agreements shall attach to or be imposed upon  the       Leasehold Mortgagee, unless such Leasehold Mortgagee forecloses its interest       and becomes the Lessee under this Lease.

b.

Consent of Lessor’s Mortgagee.  Lessor has obtained the consent of its Mortgagee to the provisions of this Lease, pursuant to the Estoppel Certificate.

16.

General Terms.

a.

Governing Law. This Agreement shall be governed by the laws of the State of Idaho, as an agreement between residents of the State of Idaho and to be performed in the State of Idaho.

b.

Insurance.  Lessee represents and warrants that it shall purchase and maintain the following types of insurance in the following amounts: (i) Workers’ Compensation Insurance in the amount of at least one million dollars $1,000,000; (ii) General Commercial Liability Insurance in the amount of at least two million dollars ($2,000,000); and (iii) Automobile Liability Insurance in the amount of two million dollars ($2,000,000), as set forth in more detail in paragraph 9 of the Digester Agreement of which this Lease is an exhibit.

c.

Indemnification.  Each Party covenants and agrees to defend, indemnify, and hold harmless the other Party from and against, any claim, loss, liability, damage, or expense (including reasonable attorneys’ fees, costs, and expenses) that the other Party may suffer, sustain, or become subject to as a result of the gross negligence or willful misconduct of the indemnifying Party regarding any obligation of the indemnifying Party contained in this Agreement, as set forth in more detail in paragraph 10 of the Digester Agreement to which this Lease is an exhibit.

d.

Entire Agreement. This Agreement and the other documents, including the Digester Agreement and the Estoppel Certificate, executed by the Parties herewith embody the entire agreement between the Parties with relation to the subject matters covered, and there have been and are no covenants, agreements, representations, warranties or restrictions between the Parties concerning these topics other than those specifically set forth in those documents. These documents are intended to be fully integrated agreements between the Parties with respect to the subject matters covered.

e.

Modification. The Parties hereto may at any time hereafter modify or amend this Agreement by a subsequent written agreement executed by the Parties. This Agreement shall not be amended or changed except by written instrument, signed by both of the Parties hereto.

f.

No Waiver. No action or conduct or delay or failure to act by either Party shall be construed as a waiver unless such waiver is expressly set forth in writing. No single or partial exercise of any right, power, or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, power, or privilege.

g.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their representatives, successors and permitted assigns.

h.

Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

i.

Gender. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

j.

Counterparts. This Agreement may be executed in two counterparts, including counterparts transmitted via facsimile, each of which shall be deemed an original. Each such counterpart hereof shall be deemed to be an original instrument, but both such counterparts together shall constitute but one (1) agreement.

k.

Additional Acts. Except as otherwise provided herein, in addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the Parties, the Parties hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at closing, and thereafter, any and all such further acts, deeds and assurance as either of the Parties may reasonably require to consummate the transactions contemplated hereunder.

l.

Third Parties.  Subject to Section 15 herein, this Agreement is intended solely for the benefit of the Parties herein and nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Lease.

m.

Expenses of Agreement. The Parties hereto shall each respectively pay any attorneys' fees they have respectively incurred for the preparation, negotiation and review of this Agreement.

n.

Attorneys' Fees. In the event of any controversy, claim, or action between the Parties to enforce the terms and conditions of this Agreement or any of the other documents executed contemporaneously herewith, or arising from breach of any provision hereof, the prevailing Party will be entitled to receive from the other Party all costs, damages and expenses, including reasonable attorneys' fees, incurred by the prevailing Party, whether or not such controversy or claim is litigated or prosecuted to judgment.

o.

Severability.  In case that one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal, unconscionable or unenforceable in any respect, such invalidity, illegality, unconscionability or unenforceability shall not affect any other provision hereof, and this Lease shall be construed as if such invalid, illegal, unconscionable or unenforceable provision had never been contained herein and all other terms and provisions hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.  If any term or provision of this Lease or the application thereof to any Party, or circumstance, shall, to any extent, be invalid or unenforceable and if this results in one Party being materially adversely affected compared to the other Party, then the Parties shall negotiate in good faith to rebalance the benefits of this Lease to those existing prior to the term or provision being determined to be invalid or unenforceable.

p.

Survival.  The provisions of this Agreement, which, by their nature, survive termination of this Agreement, shall be deemed to survive such termination.

q.

Cooperation.  Each Party, upon the request of the other Party, and without further consideration, shall cooperate with the other Party by furnishing, or using commercially reasonable efforts to cause others to furnish, any additional information and/or by executing and delivering, or using commercially reasonable efforts to cause others to execute and deliver, any additional documents and/or instruments, and shall use, or cause others to use commercially reasonable efforts to do so, and shall also perform such other reasonable acts as may be requested by the other Party in connection with the transactions contemplated hereby.

r.

No Joint Venture. The relationship between the Parties to this Lease is one of landlord and tenant. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, or agency relationship between the Parties. Lessee and Lessor do not currently intend or contemplate the formation or establishment of any partnership, joint venture, pooling arrangement, or other formal business organization of any kind. Nothing in this Agreement is to be construed as constituting the appointment of any Party hereto as an employee or agent of the other Party.  Neither Party shall have any right or authority to assume or to create any obligation or responsibility, as expressed or implied, on behalf of or in the name of the other Party.  Each Party is acting hereunder solely as an independent contractor.

s.

Exhibit(s) and References.  The Exhibit(s) attached hereto are incorporated by reference herein as if fully set forth herein.  Each reference to a "Section" is intended to refer to a Section in this Lease.

t.

Construction: Because each of the Parties hereto have been represented by counsel in the course of the negotiation for and the preparation of this Lease, in all cases, the language of this Lease will be construed simply, according to its fair meaning and not strictly for or against either Party.

LESSOR

       LESSEE

S & R MILLING, LLC by _________________________, Its _________________________ DATE: ______________________

INTREPID TECHNOLOGY AND RESOURCES BIOGAS, LLC

by Intrepid Technology and Resources Inc.

Its Manager

by ___________________________

Dennis Keiser,

Its Chief Executive Officer

DATE: ________________________

List of Exhibits

Exhibit A

Legal Description of Subject Property

Exhibit B

List of Personal Property

Exhibit C

Consents of Mortgagees

EXHIBIT A

LEGAL DESCRIPTION OF SUBJECT PROPERTY

A PARCEL OF LAND LOCATED IN THE SOUTHWEST QUARTER OF THE NORTHWEST QUARTER OF SECTION 10, TOWNSHIP 8 SOUTH, RANGE 14 EAST, BOISE MERIDIAN, GOODING COUNTY, IDAHO, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTH QUARTER CORNER OF SAID SECTION 10, FROM WHICH THE SOUTH QUARTER CORNER OF SAID SECTION 10 BEARS SOUTH 00'47'13' WEST, 5278.71 FEET;

THENCE SOUTH 00'47'13' WEST ALONG THE EAST BOUNDARY OF THE NW4 OF SAID SECTION 1 o FOR A DISTANCE OF 1,387,41 FEET;

THENCE NORTH 89'12'47' WEST FOR A DISTANCE OF 2,141.72 FEET TO THE POINT OF BEGINNING;

THENCE SOUTH 00'33'42' WEST FOR A DISTANCE OF 210.00 FEET;

THENCE NORTH 89-26'18' WEST FOR A DISTANCE OF 165.00 FEET;

THENCE NORTH 00'33'42" EAST FOR A DISTANCE OF 210.00 FEET;

THENCE SOUTH 89'26'18` EAST FOR A DISTANCE OF 165.00 FEET TO THE POINT OF BEGINNING.

SAID PARCEL CONTAINS 0.795 ACRES, MORE OR LESS.

TOGETHER WITH A 30.00 FEET IN WIDTH EASEMENT FOR INGRESS AND EGRESS, SAID CENTERLINE OF EASEMENT MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID PARCEL:

THENCE SOUTH 00'33'42' WEST FOR A DISTANCE OF 15.00 FEET TO THE CENTERLINE OF SAID EASEMENT AND BEING THE POINT OF BEGINNING;

THENCE ALONG SAID EASEMENT CENTERLINE THE FOLLOWING COURSES AND DISTANCES:

NORTH 89'26'18' WEST FOR A DISTANCE OF 55.20 FEET;

NORTH 68'46'56" WEST FOR A DISTANCE OF 160.18 FEET;

NORTHEASTERLY 202.21 FEET ALONG A CURVE RIGHT HAVING A RADIUS OF 168.00 FEET, DELTA ANGLE OF 68' 57' 46", AND A LONG CHORD BEARING NORTH 34- 18' 03" WEST FOR A DISTANCE OF 190.22 FEET;

NORTH 00-10'50' EAST FOR A DISTANCE OF 143.93 FEET;

NORTH 00'01'59' WEST FOR A DISTANCE OF 13292 FEET;

NORTH 01'11'58" WEST FOR A DISTANCE OF 370.24 FEET;

NORTH 07'25'11" WEST FOR A DISTANCE OF 227.75 FEET;

NORTH 00'53'05" WEST FOR A DISTANCE OF 107.05 FEET;

NORTH 04"06'21" EAST FOR A DISTANCE OF 197.58 FEET TO THE SOUTHERLY RIGHT OF WAY OF 3100 SOUTH ROAD, SIDE LINES PROLONGED OR SHORTENED TO SOUTHERLY RIGHT OF WAY OF 3100 SOUTH ROAD.

EXHIBIT B

LIST OF PERSONAL PROPERTY

- 15 Digester Tanks

 - Access Platforms

 - Building and Foundation

 - Manure Feed System

 - Manure Heating System

 - Digester Waste Collection System

 - Digester Solid Separation System

 - Digester Overflow Collection System

 - Digester BioGas Collection System

 - BioGas Conditioning

 - Instrumentation & Controls

EXHIBIT C

CONSENTS OF MORTGAGEES

STATE OF __________)

) ss.

County of ___________)

On this ____ day of ______________, 2006, before me ________________________, personally appeared ________________ known or identified to me (or proved to me on the oath of ____________________________) to be the __________ of S & R Milling, LLC, the ___________ of S & R Milling, LLC, the ________ that executed the instrument or the person who executed the instrument on behalf of said __________, and acknowledged to me that such partnership executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

___________________________________

NOTARY PUBLIC FOR IDAHO

Residing at _________________________

My Commission Expires _______________

STATE OF IDAHO

)

   ) ss.

County of Bonneville

)

On this ____ day of ______________, 2006, before me ________________________, personally appeared DENNIS KEISER known or identified to me (or proved to me on the oath of ____________________________) to be the CHIEF EXECUTIVE OFFICER of INTREPID TECHNOLOGY AND RESOURCES, INC., the  Manager of INTREPID TECHNOLOGY AND RESOURCES BIOGAS, LLC, the Company that executed the instrument or the person who executed the instrument on behalf of said  company, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

___________________________________

NOTARY PUBLIC FOR IDAHO

Residing at _________________________

My Commission Expires _______________